Free Writing Prospectus (To the Prospectus dated April 4, 2011, as supplemented by the prospectus supplement dated April 19, 2011)	Filed Pursuant to Rule 433 Registration Statement No. 333-173299 September 27, 2011

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HOME :: AUCTION #3908

9/27/2011

Page 2 of 4

Welcome to the new look of Zions Direct Auctions. Feedback or questions? We'd love to hear

ZIONS BANCORPORATION

Results

Zions Bancorporation Senior Note / 5 Year Corporates

Non-redeemable prior to August 1, 2012, then callable at par on interest payment dates thereafter. | BBB- (Fitch); BBB (low) (DBRS); and BBB- (S&P).

Auction Status:	CLOSED
Auction Start:	9/14/2011 5:30 PM EDT
Auction End:	9/27/2011 1:30 PM EDT
Last Update:	9/27/2011 2:30:04 PM EDT

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon:	5.000%
Maturity Date:	8/1/2016

BUY TODAY! INFORMATION	
Price:	100.000000
Yield:	4.99%

Offering Documents

▶ Auction Details

Bids

Final Market-Clearing Yield*: 4.350% Final Market-Clearing Price: 100.522170

Bidder	Units	Price ▾	Yield	Timestamp	Awarded	Amount Due
Bidder 28481	200	100.999000	3.769%	9/22/2011 7:17:29 PM	200 units	$ 201,044.00
Bidder 20303	50	100.808855	4.000%	9/23/2011 9:33:43 AM	50 units	$ 50,261.00
Bidder 28511	6	100.808855	4.000%	9/23/2011 1:07:37 PM	6 units	$ 6,031.32
Bidder 27035	15	100.750000	4.072%	9/27/2011 11:11:28 AM	15 units	$ 15,078.30
Bidder 22271	20	100.650000	4.194%	9/27/2011 12:44:19 PM	20 units	$ 20,104.40
Bidder 2715	1	100.612130	4.240%	9/24/2011 12:27:55 AM	1 unit	$ 1,005.22
Bidder 23428	1	100.579402	4.280%	9/27/2011 1:11:05 PM	1 unit	$ 1,005.22
Bidder 28480	30	100.522170	4.350%	9/26/2011 3:22:19 PM	7 units	$ 7,036.54
Bidder 22271	20	100.510000	4.365%	9/26/2011 4:37:05 PM	Rejected: Price	
Bidder 17834	5	100.500000	4.377%	9/26/2011 2:58:32 PM	Rejected: Price	
Bidder 24773	1	100.500000	4.377%	9/26/2011 5:07:07 PM	Rejected: Price	
Bidder 25329	50	100.400000	4.500%	9/26/2011 2:58:33 PM	Rejected: Price	
Bidder 23430	4	100.399706	4.500%	9/26/2011 2:52:41 PM	Rejected: Price	
Bidder 15447	8	100.399705	4.500%	9/21/2011 4:32:51 PM	Rejected: Price	
Bidder 23676	25	100.399705	4.500%	9/22/2011 7:35:43 PM	Rejected: Price	
Bidder 28480	30	100.399705	4.500%	9/23/2011 10:23:41 AM	Rejected: Price	
Bidder 24310	5	100.328784	4.587%	9/19/2011 11:17:24 PM	Rejected: Price	
Bidder 28480	30	100.277478	4.650%	9/23/2011 10:19:56 AM	Rejected: Price	
Bidder 22472	21	100.253061	4.680%	9/23/2011 10:04:20 AM	Rejected: Price	
Bidder 22271	20	100.250000	4.684%	9/19/2011 2:31:10 PM	Rejected: Price	
Bidder 26967	3	100.196126	4.750%	9/24/2011 4:07:46 PM	Rejected: Price	
Bidder 23079	3	100.114880	4.850%	9/21/2011 7:53:53 PM	Rejected: Price	
Bidder 27734	15	100.100000	4.868%	9/22/2011 1:40:32 PM	Rejected: Price	
Bidder 24205	20	100.074297	4.900%	9/20/2011 7:36:33 PM	Rejected: Price	
Bidder 26967	3	100.074297	4.900%	9/24/2011 4:01:37 PM	Rejected: Price	
Bidder 26967	3	100.009418	4.980%	9/22/2011 10:01:24 PM	Rejected: Price	

9/27/2011

Page 3 of 4

Bidder 28433	5	100.001313	4.990%	9/16/2011 12:44:25 PM			Rejected: Price	
Bidder 17736	15	100.001313	4.990%	9/19/2011 12:35:11 PM			Rejected: Price	
Bidder 17744	25	100.001313	4.990%	9/19/2011 2:58:35 PM			Rejected: Price	
Bidder 2715	1	100.001313	4.990%	9/19/2011 6:02:57 PM			Rejected: Price	
Bidder 15398	20	100.001313	4.990%	9/20/2011 12:52:03 PM			Rejected: Price	
Bidder 23676	25	100.001313	4.990%	9/22/2011 10:07:27 AM			Rejected: Price	
Bidder 26967	3	100.001313	4.990%	9/22/2011 9:57:43 PM			Rejected: Price	
Bidder 16745	10	100.000000	4.992%	9/17/2011 7:51:35 PM			Rejected: Price	
Bidder 24702	2	100.000000	4.992%	9/20/2011 7:40:36 AM			Rejected: Price	
Bidder 21363	10	100.000000	4.992%	9/22/2011 7:21:22 PM			Rejected: Price	
Bidder 26967	3	99.999692	4.992%	9/21/2011 5:30:47 PM			Rejected: Price	
Bidder 21217	1	99.996000	4.997%	9/21/2011 11:13:08 AM			Rejected: Price	
Bidder 28480	30	99.993209	5.000%	9/16/2011 3:56:27 PM			Rejected: Price	
Bidder 23102	5	99.993209	5.000%	9/19/2011 12:23:02 PM			Rejected: Price	
Bidder 22798	2	99.993209	5.000%	9/20/2011 7:24:55 AM			Rejected: Price	
Bidder 28475	10	99.950715	5.010%	9/23/2011 2:42:38 PM			Rejected: Price	
Bidder 27734	10	99.910000	5.020%	9/20/2011 10:05:04 PM			Rejected: Price	
Bidder 28481	200	99.900000	5.022%	9/20/2011 12:09:43 PM			Rejected: Price	
Bidder 23676	25	99.569233	5.100%	9/15/2011 1:07:45 PM			Rejected: Price	
Bidder 28519	5	99.500000	5.116%	9/27/2011 9:26:00 AM			Rejected: Price	
Bidder 16791	50	99.463571	5.125%	9/20/2011 10:58:11 PM			Rejected: Price	
Bidder 28519	5	99.000000	5.235%	9/27/2011 9:26:00 AM			Rejected: Price	
Bidder 16791	50	98.937243	5.250%	9/19/2011 1:48:12 PM			Rejected: Price	
Bidder 16402	5	98.937243	5.250%	9/20/2011 11:35:12 AM			Rejected: Price	
					Auction Totals:	**300 units**		**$ 301,566.00**

Page 1 of 2

Direct Orders

Bidder	Units	Yield	Timestamp	Awarded	Amount Due
Bidder 25508	100	4.99%	9/15/2011 12:24:11 PM	100 units	$ 100,000.00
			Auction Totals:	**100 units**	**$ 100,000.00**

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

9/27/2011

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

Our Affiliates:

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

9/27/2011

Page 2 of 3

Welcome to the new look of Zions Direct Auctions. Feedback or questions? We'd love to hear

ZIONS BANCORPORATION

Results

Zions Bancorporation Senior Note / 5 Year Corporates

Non-redeemable prior to August 1, 2012, then callable at par on interest payment dates thereafter. | BBB- (Fitch); BBB (low) (DBRS); and BBB- (S&P).

Auction Status:	CLOSED	Security Type:	Corporate Bonds	BUY TODAY! INFORMATION	
Auction Start:	9/14/2011 5:30 PM EDT	Issue Type:	Primary	Price:	100.000000
Auction End:	9/27/2011 1:30 PM EDT	Coupon:	5.000%	Yield:	4.99%
Last Update:	9/27/2011 2:32:51 PM EDT	Maturity Date:	8/1/2016		

Offering Documents

▶ Auction Details

Bids

Final Market-Clearing Yield*: 4.350% Final Market-Clearing Price: 100.522170

Bidder	Units	Price ▾	Yield	Timestamp	Awarded	Amount Due
Bidder 28481	100	98.500000	5.354%	9/18/2011 11:06:47 PM	Rejected: Price	
Bidder 28481	100	98.500000	5.354%	9/19/2011 8:53:02 PM	Rejected: Price	
Bidder 21748	5	98.309987	5.400%	9/19/2011 6:24:32 PM	Rejected: Price	
Bidder 28443	3	98.002000	5.474%	9/18/2011 11:35:57 PM	Rejected: Price	
Bidder 28465	2	98.000000	5.475%	9/19/2011 1:15:14 PM	Rejected: Price	
Bidder 16791	50	97.894426	5.500%	9/16/2011 4:01:58 PM	Rejected: Price	
Bidder 28443	3	97.501565	5.595%	9/18/2011 11:32:44 PM	Rejected: Price	
Bidder 25025	25	97.500000	5.595%	9/16/2011 6:14:47 PM	Rejected: Price	
Bidder 28465	2	97.500000	5.595%	9/17/2011 3:11:28 PM	Rejected: Price	
Bidder 16745	10	97.500000	5.595%	9/17/2011 7:53:16 PM	Rejected: Price	
Bidder 28020	3	97.274971	5.650%	9/18/2011 6:13:34 PM	Rejected: Price	
Bidder 16434	20	97.111000	5.690%	9/18/2011 5:24:46 AM	Rejected: Price	
Bidder 21748	5	97.069517	5.700%	9/18/2011 8:03:04 PM	Rejected: Price	
Bidder 28026	5	97.003880	5.716%	9/16/2011 6:34:33 PM	Rejected: Price	
Bidder 23928	10	97.000000	5.717%	9/16/2011 2:26:38 PM	Rejected: Price	
Bidder 28465	2	97.000000	5.717%	9/17/2011 3:11:05 PM	Rejected: Price	
Bidder 16402	5	96.864575	5.750%	9/16/2011 1:57:10 PM	Rejected: Price	
Bidder 23928	10	96.750000	5.778%	9/16/2011 2:24:36 PM	Rejected: Price	
Bidder 23928	10	96.500000	5.839%	9/16/2011 2:24:36 PM	Rejected: Price	
Bidder 23928	10	96.250000	5.901%	9/16/2011 2:24:36 PM	Rejected: Price	
Bidder 28465	2	96.000000	5.962%	9/15/2011 12:30:16 PM	Rejected: Price	
Bidder 23928	10	96.000000	5.962%	9/16/2011 2:24:36 PM	Rejected: Price	
				Auction Totals:	300 units	$ 301,566.00

Page 2 of 2

Direct Orders

9/27/2011

Page 3 of 3

Bidder	Units	Yield	Timestamp	Awarded	Amount Due
Bidder 25508	100	4.99%	9/15/2011 12:24:11 PM	100 units	$ 100,000.00
			Auction Totals:	**100 units**	**$ 100,000.00**

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

ZIONS DIRECT

Our Affiliates: AmegyBank of Texas, California Bank & Trust, The Commerce Bank of Oregon, The Commerce Bank of Washington, National Bank of Arizona, Nevada State Bank, Vectra Bank, Zions Bank

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

9/27/2011